UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2021

Cutera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices, including zip code)

(415) 657-5500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 4, 2021, Cutera, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Stifel, Nicolaus & Company, Incorporated, as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), to issue and sell $125 million aggregate principal amount of 2.25% Convertible Senior Notes due 2026 (the “Notes”). In addition, the Company granted the Initial Purchasers an option to purchase, during a 13-day period beginning on, and including, the date on which the Notes were first issued, up to an additional $13.25 million aggregate principal amount of Notes on the same terms and conditions. The Initial Purchasers exercised their option in full on March 5, 2021, bringing the total aggregate principal amount of the Notes to $138.25 million.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Convertible Notes and the Indenture

On March 4, 2021, the Company priced the Notes. The Notes are senior unsecured obligations of the Company. The Notes were issued pursuant to an Indenture, dated March 9, 2021 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes will mature on March 15, 2026, unless earlier redeemed, repurchased or converted. The Notes will bear interest from March 9, 2021 at a rate of 2.25% per annum payable semiannually in arrears on March 15 and September 15 of each year beginning September 15, 2021. The notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture.

The Notes will be convertible at the option of the holders of the Notes at any time prior to the close of business on the business day immediately preceding December 15, 2025, only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2021 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock, par value $0.001 per share (hereinafter referred to as “common stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five-business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the Notes on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after December 15, 2025, holders may convert all or any portion of their Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election. The conversion rate for the Notes will initially be 30.1427 shares of the common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $33.18 per share of the common stock. The initial conversion price of the Notes represents a premium of approximately 27.5% to the $26.02 per share last reported sale price of the common stock on March 4, 2021. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture.

The Company may not redeem the Notes prior to March 20, 2024. The Company may redeem for cash all or any portion of the Notes, at its option, on or after March 20, 2024, if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, subject to certain conditions, holders of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to all of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, including amounts outstanding under the Company’s senior credit facility; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction in accordance with the provisions of the Indenture when due, and such failure continues for three business days;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger, sale, conveyance, transfer, and lease of all or substantially all of the consolidated properties and assets of the Company and its subsidiaries;

(6) failure by the Company for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture;

(7) default by the Company or any significant subsidiary (as defined in the Indenture) with respect to any mortgage, agreement, or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such significant subsidiary, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above with respect to the Company occurs, 100% of the principal of and accrued and unpaid interest, if any, on the Notes then outstanding will automatically become due and payable.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

The net proceeds from this offering were approximately $133.5 million, after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used approximately $16.1 million of the net proceeds from the offering to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the proceeds from this offering for other general corporate purposes, which may include working capital, capital expenditures and potential acquisitions and strategic transactions.

Capped Call Transactions

On March 4, 2021 and March 5, 2021, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with Deutsche Bank AG, London Branch, Bank of Montreal and Royal Bank of Canada, represented by RBC Capital Markets LLC (the “Option Counterparties”). The Capped Call Transactions have an initial strike price of approximately $33.18 per share, subject to adjustments, which corresponds to the approximate initial conversion price of the Notes. The Capped Call Transactions cover, subject to anti-dilution adjustments, the number of shares of common stock underlying the Notes sold in the offering. The Capped Call Transactions are expected generally to reduce potential dilution to the common stock upon any conversion of Notes and/or offset any cash payments the Company would be required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. If, however, the market price per share of common stock exceeds the cap price of the Capped Call Transactions, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the common stock exceeds the cap price. The cap price of the Capped Call Transactions is initially $45.535 per share, which represents a premium of 75% over the last reported sale price of the common stock of $26.02 per share on Nasdaq Global Select Market on March 4, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions expire over 40 consecutive scheduled trading days ending on March 12, 2026. The Capped Call Transactions are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger; a tender offer; and a nationalization, insolvency, or delisting involving the Company. In addition, the Capped Call Transactions are subject to certain specified additional disruption events that may give rise to a termination of the Capped Call Transactions, including changes in law; insolvency filings; and hedging disruptions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transaction confirmation does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibit.

Amendment No. 1 to Loan and Security Agreement

On March 4, 2021, the Company entered into Amendment No. 1 to Loan and Security Agreement (the “Amendment”), which amends the Company’s Loan and Security Agreement, dated as of July 9, 2020 (as amended, the “Loan and Security Agreement”), between the Company, as borrower, and Silicon Valley Bank. The Amendment amends the Loan and Security Agreement to (i) permit the Company to issue the Notes and perform its obligations in connection therewith, and (ii) permit the Capped Call transactions.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.3 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the common stock.

Item 8.01.	Other Events.

 Press Releases

On March 5, 2021, the Company issued a press release announcing the pricing of its offering of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of March 9, 2021, between Cutera, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 2.25% Convertible Senior Notes due 2026 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated March 4, 2021, between Cutera, Inc. and Stifel, Nicolaus & Company, Incorporated, as representative of the several initial purchasers named in Schedule I thereto.

10.2	Form of Capped Call Transaction Confirmation.

10.3	Amendment No. 1, dated March 4, 2021, to the Loan and Security Agreement, dated July 9, 2020 by and between Cutera, Inc., and Silicon Valley Bank.

99.1	Press Release issued by Cutera, Inc., dated March 5, 2021.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.
Date: March 9, 2021
	By:	/s/ Rohan Seth
Rohan Seth Chief Financial Officer